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
                                                                                                                   Exhibit 11
                                                                                                                   ----------
                                                CML GROUP, INC. AND SUBSIDIARIES
                                               COMPUTATION OF EARNINGS PER SHARE

                                                                           Third Quarter                          Nine Months
                                                                           -------------                          -----------
                                                                      1994            1993              1994             1993
                                                                      ----            ----              ----             ----
Primary earnings per share:
Weighted average number of shares
   outstanding:
Common                                                          50,512,151         50,586,976        50,571,798      49,878,072
Shares deemed outstanding from the
   assumed exercise of stock options
   and from deferred compensation
   awards                                                        1,042,153          1,407,815         1,209,823       2,091,848
                                                            --------------     --------------   ---------------     -----------
Total                                                           51,554,304         51,994,791        51,781,621      51,969,920
                                                            ==============     ==============   ===============      ==========
Net income                                                     $17,062,000        $15,015,000       $62,505,000     $53,296,000
                                                            ==============     ==============   ===============     ===========
Primary earnings per share                                           $0.33              $0.29             $1.21           $1.03
                                                                     =====              =====             =====           =====
Fully diluted earnings per share:
Weighted average number of shares
   outstanding, as above                                        51,554,304         51,994,791        51,781,621      51,969,920
Shares deemed outstanding from the
   assumed conversion of convertible
   subordinated debentures                                       2,218,649          2,218,649         2,218,649         739,549
Additional shares deemed outstanding
   from the assumed exercise of
   stock options                                                        --             39,840            33,683         145,611
                                                            --------------     --------------    --------------      ----------
Total                                                           53,772,953         54,253,280        54,033,953      52,855,080
                                                            ==============     ==============   ===============      ==========
Additional income from the elimination of
   the interest cost of the convertible subord-
   inated debentures, net of income tax effect                    $543,000           $504,000        $1,563,000        $504,000

Fully diluted earnings per share                                     $0.33              $0.29             $1.19           $1.02
                                                                     =====              =====             =====           =====



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